Exhibit 99.1

U.S. Goldmining ANNOUNCES Pricing of $20 MILLION INITIAL PUBLIC OFFERING

Vancouver, British Columbia – April 19, 2023 – GoldMining Inc. (TSX: GOLD; NYSE AMERICAN: GLDG) (“GoldMining”) and its subsidiary, U.S. GoldMining Inc. (“USGO”) today announced the pricing of the initial public offering of 2,000,000 units of USGO (the “Units”) at an initial public offering price of $10.00 per Unit. Each Unit comprises of one share of common stock and one warrant to purchase one share of common stock of USGO. Each warrant will entitle the holder thereof to acquire one share of common stock at an exercise price of $13.00 per share for a period of three years after the issuance date.

The shares of common stock and warrants of USGO are expected to begin trading on the Nasdaq Capital Market on April 20, 2023 under the symbols “USGO” and “USGOW”, respectively. The offering is expected to close on or about April 24, 2023, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. and BMO Capital Markets are acting as the joint book-running managers for the offering. Laurentian Bank Securities Inc. and Sprott Capital Partners LP are acting as co-managers for the offering.

The gross proceeds to USGO from the offering are expected to be $20.0 million, before deducting underwriting discounts and commissions and other offering expenses payable by USGO.

Following completion of the offering, GoldMining will hold 9,622,491 shares of common stock of USGO, or approximately 79% of its outstanding shares of common stock.

Registration statements have been filed with the U.S. Securities and Exchange Commission (the “SEC”), and became effective on April 19, 2023. This offering is only being made by prospectus. The prospectus contains important detailed information about the securities being offered. Copies of the final prospectus may be obtained by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, or by email to placements@hcwco.com; or BMO Capital Markets Corp., Attention: Equity Syndicate Department, 151 W 42nd Street, 32nd Floor, New York, NY 10036, by telephone at (800) 414-3627, or by email at bmoprospectus@bmo.com. Investors should read the prospectus before making an investment decision.

USGO also obtained a receipt for its final prospectus filed with the securities commissions or similar securities regulatory authorities in each of the provinces and territories of Canada, other than Québec on the date hereof. A copy of the Canadian final prospectus is available on the SEDAR website at www.sedar.com under USGO’s profile and a copy of the U.S. prospectus is available on the SEC’s website at www.sec.gov.

H.C. Wainwright & Co., LLC is not registered as an investment dealer in any Canadian jurisdictions and, accordingly, will not, directly or indirectly, solicit offers to purchase or sell Units in Canada.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy any securities of USGO, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

About GoldMining Inc.

GoldMining Inc. is a public mineral exploration company focused on the acquisition and development of gold assets in the Americas. Through its disciplined acquisition strategy, GoldMining now controls a diversified portfolio of resource-stage gold and gold-copper projects in Canada, U.S.A., Brazil, Colombia, and Peru. The Company also owns more than 21 million shares of Gold Royalty Corp. (NYSE American: GROY).

About U.S. GoldMining Inc.

U.S. GoldMining Inc. is an exploration and development company focused on advancing the Whistler gold-copper project, located 170 km northwest of Anchorage, Alaska, USA. The Whistler Project consists of several gold-copper porphyry deposits and exploration targets within a comprehensive regional land package totaling 217.5 sq km (53,700 acres).

For additional information, please contact:

GoldMining Inc.

Amir Adnani, Co-Chair

David Garofalo, Co-Chair

Telephone: (855) 630-1001

Email: info@goldmining.com

U.S. GoldMining Inc.

Alastair Still, Chairman

Tim Smith, CEO

Telephone: (604) 388-9788

Email: info@us.goldmining.com

Forward Looking Statements

This press release contains certain forward-looking statements, including forward-looking information within the meanings of applicable Canadian securities laws and within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements include statements with regard to the expected closing date of the offering and the expected timing of listing of the common shares and warrants on the NASDAQ Capital Market. Words such as “expects”, “anticipates” and “intends” or similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on GoldMining’s and USGO’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties related to the satisfaction of customary closing conditions and the completion of the offering, market and other conditions, and the risks inherent in the royalty and streaming companies generally. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus relating to the offering, a copy of which is available on the SEDAR website at www.sedar.com and on EDGAR under USGO’s profile. Forward-looking statements contained in this announcement are made as of this date, and GoldMining and USGO do not undertake any duty to update such information except as required under applicable law.